Exhibit 99.1

Investor Contact: Catalent, Inc. Paul Surdez 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Third Quarter Fiscal 2024 Results

•Q3'24 net revenue of $1.07 billion increased 4% as reported, or 3% in constant currency(1), compared to Q3'23.
•Q3'24 net revenue, excluding COVID-related revenue of ~$120 million in Q3’23 and ~$60 million in Q3’24, increased 11% compared to Q3'23.
•Q3'24 net loss of $(101) million compared to $(227) million of net loss in Q3'23.
•Q3'24 Adjusted EBITDA(1) of $163 million increased 55% as reported, or 53% in constant currency, compared to Q3'23.
(1) See “Non-GAAP Financial Measures” below and the GAAP to non-GAAP reconciliation provided later in this release.
Somerset, N.J. - May 8, 2024 -- Catalent, Inc. (NYSE: CTLT) (“Catalent”), the leader in enabling the development and supply of better treatments for patients worldwide, today announced financial results for the third quarter of fiscal 2024, which ended March 31, 2024.
“I am pleased to report that in the fiscal third quarter Catalent returned to growth, including double-digit non-COVID year-on-year revenue growth. We also continued our momentum in both the Biologics segment and the Pharma and Consumer Health segment, which drove an increase in consolidated sequential revenue and adjusted EBITDA margin for the second consecutive quarter, as we continue to make progress toward our near-term margin objectives. Additionally, we achieved record third quarter non-COVID customer wins, and our non-COVID customer wins in the first three quarters of the fiscal year increased double digits over the prior year. This momentum reflects the value of our diverse portfolio to our customers and supports our expectations for continued future growth,” said Alessandro Maselli, President and Chief Executive Officer of Catalent, Inc.
Commenting on Catalent’s pending transaction with Novo Holdings A/S (“Novo Holdings”), which is expected to close towards the end of calendar year 2024, subject to customary closing conditions, Mr. Maselli said, “Catalent will remain a leading global service provider to the biotech and pharmaceutical industries following the completion of the transaction with Novo Holdings, a world-class investment firm focused on life sciences. Under private ownership, we will benefit from access to additional capital and resources to provide enhanced service for the benefit of customers and patients. Catalent is a patient-first organization with a mission to develop, manufacture and supply products that help people live better and healthier lives – and this will remain our top priority.”

Third Quarter 2024 Consolidated Results
Net revenue of $1.07 billion increased 4% as reported, or 3% in constant currency(1), from the $1.04 billion reported for the third quarter a year ago. Overall organic net revenue (i.e., excluding the effect of acquisitions, divestitures, and currency translation) increased by 3% over the same period.
Net loss was $(101) million, or $(0.56) per basic and diluted share, compared to net loss of $(227) million, or $(1.26) per basic and diluted share, in the third quarter a year ago.
EBITDA from operations(1) was $105 million, an increase of $230 million from the EBITDA (loss) from operations(1) of $(125) million reported in the third quarter a year ago. Third quarter fiscal 2024 Adjusted EBITDA(1) was $163 million, or 15.1% of net revenue, compared to $105 million, or 10.1% of net revenue, in the third quarter a year ago. This represents an increase of 55% as reported and an increase of 53% on a constant-currency basis, compared to the fiscal 2023 period.

Adjusted Net Loss(1) was $(10) million, or $(0.06) per diluted share, compared to Adjusted Net Loss(1) of $(17) million, or $(0.09) per diluted share, in the third quarter a year ago.
(1) See “Non-GAAP Financial Measures” below and the GAAP to non-GAAP reconciliation provided later in this release.

Third Quarter 2024 Segment Review

(Dollars in millions)	Three Months Ended March 31,		Constant Currency
	2024	2023	Change %
Biologics
Net revenue	$461	$475	(3)%
Segment EBITDA	49	6	876%
Segment EBITDA margin	10.6%	1.1%
Pharma and Consumer Health
Net revenue	613	563	8%
Segment EBITDA	153	125	21%
Segment EBITDA margin	24.9%	22.3%
Inter-segment revenue elimination	—	(1)	(75)%
Unallocated costs	(97)	(256)	62%
Combined totals
Net revenue	$1,074	$1,037	3%
EBITDA (loss) from operations	$105	$(125)	*
* Not meaningful

Biologics segment	2024 vs. 2023		2024 vs. 2023
Year-Over-Year Change	Three Months Ended March 31,		Nine Months Ended March 31,
	Net Revenue	Segment EBITDA	Net Revenue	Segment EBITDA
Organic	(3)%	876%	(15)%	(55)%
Constant-currency change	(3)%	876%	(15)%	(55)%
Foreign exchange translation impact on reporting	—%	6%	—%	—%
Total % change	(3)%	882%	(15)%	(55)%

Pharma and Consumer Health segment	2024 vs. 2023		2024 vs. 2023
Year-Over-Year Change	Three Months Ended March 31,		Nine Months Ended March 31,
	Net Revenue	Segment EBITDA	Net Revenue	Segment EBITDA
Organic	8%	21%	3%	(2)%
Impact of acquisitions	—%	—%	2%	3%
Constant-currency change	8%	21%	5%	1%
Foreign currency translation impact on reporting	1%	1%	1%	2%
Total % change	9%	22%	6%	3%
Segment Net Revenue as a % of Total Net Revenue

	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Biologics	43%	43%	46%	38%	46%
Pharma and Consumer Health	57%	57%	54%	62%	54%
Net Revenue	100%	100%	100%	100%	100%
Balance Sheet and Liquidity
As of March 31, 2024, Catalent had $4.98 billion in total debt, and $4.82 billion in total debt net of cash, cash equivalents, and marketable securities, compared to $4.78 billion in total net debt as of December 31, 2023. Catalent's total available liquidity as of March 31, 2024 was approximately $1.3 billion.
Catalent's ratio of First Lien Debt over LTM Adjusted EBITDA was 4.4x at March 31, 2024. Catalent's senior secured credit agreement requires that this ratio remain below 6.5x.
Catalent’s net leverage ratio(1) as of March 31, 2024 was 9.3x, compared to 10.3x at December 31, 2023 and 4.9x as of March 31, 2023.
(1) See “Non-GAAP Financial Measures” below and the GAAP to non-GAAP reconciliation provided later in this release.
Previously Announced Merger Agreement with Novo Holdings
On February 5, 2024, Catalent announced that it entered into a merger agreement pursuant to which Novo Holdings, a leading international life science and health care investor, will acquire Catalent in an all-cash transaction that values Catalent at $16.5 billion on an enterprise value basis. The transaction is expected to close towards the end of calendar year 2024, subject to customary closing conditions, including approval by Catalent stockholders and receipt of required regulatory approvals. The transaction is not subject to any financing contingency.
In light of the pending transaction with Novo Holdings, and as is customary during the pendency of such transactions, Catalent will not host an earnings conference call and no longer provides forward-looking guidance.
About Catalent, Inc.
Catalent, Inc. (NYSE: CTLT), is the global leader in enabling pharma, biotech, and consumer health partners to optimize product development, launch, and full life-cycle supply for patients around the world. With broad and deep scale and expertise in development sciences, delivery technologies, and multi-modality manufacturing, Catalent is a preferred industry partner for personalized medicines, consumer health brand extensions, and blockbuster drugs. Catalent helps accelerate over 1,500 partner programs and launch over 150 new products every year. Its flexible manufacturing platforms at over 50 global sites supply approximately 70 billion doses of nearly 8,000 products annually. Catalent’s expert workforce of nearly 18,000 includes more than 3,000 scientists and technicians. Headquartered in Somerset, New Jersey, the company generated nearly $4.3 billion in revenue in its 2023 fiscal year. For more information, visit www.catalent.com.

Non-GAAP Financial Measures
Use of EBITDA from operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA
Management measures operating performance based on consolidated earnings from operations before interest expense, expense (benefit) for income taxes, and depreciation and amortization, adjusted for the income or loss attributable to non-controlling interests (“EBITDA from operations”). EBITDA from operations is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations.
Catalent believes that the presentation of EBITDA from operations enhances an investor’s understanding of its financial performance. Catalent believes this measure is a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. Catalent believes that EBITDA from operations will provide investors with a useful tool for assessing the comparability between periods of Catalent's ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. Catalent presents EBITDA from operations in order to provide supplemental information that it considers relevant for the readers of its consolidated financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Catalent’s definition of EBITDA from operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income) expense, impairments, restructuring costs, interest expense, income tax expense (benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under Catalent’s credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, Catalent’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income and Adjusted Net Income per share. Adjusted Net Income is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. Catalent believes that the presentation of Adjusted Net Income and Adjusted Net Income per share enhances an investor’s understanding of its financial performance. Catalent believes these measures are a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and Catalent uses these measures for business planning purposes. Catalent defines Adjusted Net Income as net earnings adjusted for amortization attributable to purchase accounting and adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects of such cash and non-cash items. Catalent believes that Adjusted Net Income and Adjusted Net Income per share provides investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. Catalent’s definition of Adjusted Net Income may not be the same as similarly titled measures used by other companies. Adjusted Net Income per share is computed by dividing Adjusted Net Income by the weighted average diluted shares outstanding.

The most directly comparable U.S. GAAP measure to EBITDA from operations, Adjusted EBITDA, and Adjusted Net Income is net earnings. Included in this release is a reconciliation of net earnings to EBITDA from operations, Adjusted EBITDA and Adjusted Net Income.

Catalent does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable U.S. GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting, and analyzing future periods, Catalent does so primarily on a non-GAAP basis without preparing a U.S. GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on Catalent’s future hiring and retention needs, as well as the future fair market value of its common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, Catalent does not believe that a U.S. GAAP reconciliation would provide meaningful supplemental information about its outlook.

Use of Constant Currency
As changes in exchange rates are an important factor in understanding period-to-period comparisons, Catalent believes the presentation of results on a constant-currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. Catalent uses results on a constant-currency basis as one measure to evaluate its performance. Catalent calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. Catalent generally refers to such amounts calculated on a constant-currency basis as excluding the impact of foreign exchange or being on a constant-currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as Catalent presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.
Forward-Looking Statements
This release contains both historical and forward-looking statements and guidance. All statements other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “predict,” “hope,” “foresee,” “likely,” “may,” “could,” “target,” “will,” “would,” or other words or phrases with similar meanings. Similarly, statements that describe Catalent’s objectives, plans, or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent’s expectations, projections, and guidance. Some of the factors that could cause actual results to differ include, but are not limited to, the following: the completion of Catalent’s closing procedures, including without limitation its evaluation of the effectiveness of its internal controls over financial reporting; Catalent’s ability to resolve productivity issues at three of its manufacturing facilities, the impact of such issues on product made at these facilities, the timing of recovering unproduced batches and resumption of normal activities at these facilities, and the impact of such issues on Catalent’s results of operations and financial condition; the declining demand for various vaccines and treatments for the SARS-Co-V-2 strain of coronavirus and its variants (“COVID-19”) from both patients and governments around the world may affect sales of the COVID-19 products Catalent manufactures; participation in a highly competitive market and increased competition that may adversely affect Catalent’s business; demand for its offerings, which depends in part on its customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect Catalent’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on Catalent’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to Catalent’s operations, including risks from inflation, disruptions to global supply chains, or from the Ukrainian-Russian war; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products Catalent manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar against other currencies; adverse tax legislative or regulatory initiatives or challenges or adjustments to Catalent’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisition or other transaction that may complement or expand its business or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired businesses and realizing anticipated benefits of such acquisitions; risks associated with timely and successfully completing, and correctly anticipating the future demand predicted for, capital expansion projects at existing facilities; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health, and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund

Catalent’s existing pension plans; substantial leverage that may limit its ability to raise additional capital to fund operations and react to changes in the economy or in the industry; exposure to interest-rate risk to the extent of its variable-rate debt preventing it from meeting its obligations under its indebtedness; and the impact of and risks related to impairment losses with respect to goodwill or other assets and the possibility that we may incur additional impairment charges, including at Catalent’s Biomodalities and Consumer Health reporting units.
Important risk factors relating to the pending merger of Catalent with an affiliate of Novo Holdings (the “Merger”) that also may cause a difference between actual results and forward-looking statements include, but are not limited to: (i) the completion of the Merger on anticipated terms and timing, including obtaining required Catalent stockholder approval and antitrust and other regulatory approvals and clearances, and the satisfaction of other conditions to the completion of the Merger; (ii) potential litigation relating to the Merger that could be instituted by or against Catalent, Novo Holdings or their respective affiliates, directors or officers, including the effects of any outcomes related thereto; (iii) the risk that disruptions from the Merger will harm Catalent’s business, including current plans and operations; (iv) the ability of Catalent to retain and hire key personnel; (v) potential adverse reactions or changes to business or governmental relationships resulting from the announcement or completion of the Merger; (vi) continued availability of capital and financing and rating agency actions; (vii) legislative, regulatory and economic developments affecting Catalent’s business; (viii) general economic and market developments and conditions; (ix) certain restrictions during the pendency of the Merger that may impact Catalent’s ability to pursue certain business opportunities or strategic transactions; (x) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as Catalent’s response to any of the aforementioned factors; (xi) significant transaction costs associated with the Merger; (xii) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xiii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger, including in circumstances requiring Catalent to pay a termination fee or other expenses; (xiv) competitive responses to the Merger; (xv) Catalent’s management response to any of the aforementioned factors; (xvi) the risks and uncertainties pertaining to Catalent’s business, including those set forth in Catalent’s most recent Annual Report on Form 10-K and Catalent’s subsequent Quarterly Reports on Form 10-Q, aas such risk factors may be amended, supplemented or superseded from time to time by other reports filed or furnished by Catalent with the Securities and Exchange Commission (“SEC”); and (xvii) the risks and uncertainties that are described in the definitive proxy statement filed with the SEC on April 15, 2024 (the “Proxy Statement”). These risks, as well as other risks associated with the Merger, are more fully discussed in the Proxy Statement. While the list of factors presented here is, and the list of factors presented in the Proxy Statement is, considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, actions of governmental authorities, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on Catalent’s financial condition, results of operations, credit rating or liquidity.
These forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Important Information and Where to Find It
In connection with the Merger, Catalent has filed with the SEC the Proxy Statement. Catalent may also file other documents with the SEC regarding the proposed Merger. This release is not a substitute for the Proxy Statement or any other document that Catalent may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement and other documents that are filed or will be filed with the SEC by Catalent through the website maintained by the SEC at www.sec.gov, Catalent’s website at www.catalent.com or by contacting Catalent’s Investor Relations Team at:
Catalent, Inc., Investor Relations
14 Schoolhouse Road
Somerset, New Jersey 08873

investors@catalent.com
(732) 537-6325
Participants in the Solicitation
Catalent and certain of its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Catalent’s stockholders in connection with the proposed Merger. Additional information regarding the identity of the participants, including a description of their direct or indirect interests, by security holdings or otherwise, are or will be set forth in the Proxy Statement and other materials filed with the SEC in connection with the proposed Merger. Information relating to the foregoing can also be found in Catalent’s proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on December 15, 2023 (the “Annual Meeting Proxy Statement”). To the extent holdings of securities by potential participants (or the identity of such participants) have changed since the information printed in the Annual Meeting Proxy Statement, such information has been or will be reflected on Catalent’s Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

More products. Better treatments. Reliably supplied.™

Catalent, Inc.
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Three Months Ended March 31,		FX Impact	Constant Currency Increase (Decrease)
	2024	2023		Change $	Change %
Net revenue	$1,074	$1,037	$5	$32	3%
Cost of sales	845	857	2	(14)	(2)%
Gross margin	229	180	3	46	26%
Selling, general, and administrative expenses	214	190	—	24	12%
Goodwill impairment adjustments	—	210	—	(210)	(100)%
Other operating expense, net	32	15	(1)	18	147%
Operating loss	(17)	(235)	4	214	91%
Interest expense, net	65	51	—	14	28%
Other expense (income), net	4	(4)	3	5	132%
Loss before income taxes	(86)	(282)	1	195	69%
Income tax expense (benefit)	15	(55)	—	70	126%
Net loss	$(101)	$(227)	$1	$125	55%

Weighted average shares outstanding – basic	182	181
Weighted average shares outstanding – diluted	182	181

Earnings (loss) per share:
Basic
Net loss	$(0.56)	$(1.26)
Diluted
Net loss	$(0.56)	$(1.26)

*    Not meaningful

Catalent, Inc.
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Nine Months Ended March 31,		FX impact	Constant Currency Increase (Decrease)
	2024	2023		Change $	Change %
Net revenue	$3,080	$3,208	$38	$(166)	(5)%
Cost of sales	2,511	2,383	28	100	4%
Gross margin	569	825	10	(266)	(32)%
Selling, general and administrative expenses	669	612	4	53	9%
Goodwill impairment charges	687	210	—	477	*
Other operating expense	68	40	(1)	29	73%
Operating loss	(855)	(37)	7	(825)	*
Interest expense, net	189	130	—	59	45%
Other expense (income), net	21	(2)	5	18	*
Loss before taxes	(1,065)	(165)	2	(902)	*
Income tax expense (benefit)	1	(19)	2	18	96%
Net loss	$(1,066)	$(146)	$—	$(920)	*

Weighted average shares outstanding – basic	181	180
Weighted average shares outstanding – diluted	181	180

Earnings (loss) per share:
Basic
Net loss	$(5.87)	$(0.81)
Diluted
Net loss	$(5.87)	$(0.81)

Catalent, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; dollars in millions)

	March 31, 2024	June 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$162	$280
Trade receivables, net	875	1,002
Inventories	742	777
Prepaid expenses and other	744	633
Total current assets	2,523	2,692
Property, plant, and equipment, net	3,735	3,682
Other non-current assets, including intangible assets	3,621	4,403
Total assets	$9,879	$10,777

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$47	$536
Accounts payable	377	424
Other accrued liabilities	583	570
Total current liabilities	1,007	1,530
Long-term obligations, less current portion	4,933	4,313
Other non-current liabilities	328	323
Total shareholders' equity	3,611	4,611
Total liabilities and shareholders' equity	$9,879	$10,777

Catalent, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	Nine Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$54	$58
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, equipment, and other productive assets	(252)	(455)
Proceeds from maturity of marketable securities	—	89
Proceeds from sale of property and equipment	1	8
Payment for acquisitions, net of cash acquired	—	(474)
Payment for investments	(2)	(2)
Net cash used in investing activities	(253)	(834)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowing	1,060	715
Payments related to long-term obligations	(971)	(176)
Financing fees paid	(16)	(4)
Exercise of stock options	9	4
Other financing activities	2	33
Net cash provided by financing activities	84	572
Effect of foreign currency exchange on cash and cash equivalents	(3)	7
NET DECREASE IN CASH AND CASH EQUIVALENTS	(118)	(197)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	280	449
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$162	$252

Catalent, Inc.
Reconciliation of Net Earnings (Loss) to EBITDA from Operations and Adjusted EBITDA*
(Unaudited; dollars in millions)

	Three months ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024
Net loss	$(227)	$(110)	$(759)	$(206)	$(101)
Interest expense, net	51	56	58	66	65
Income tax expense (benefit)	(55)	(67)	(38)	24	15
Depreciation and amortization	106	114	112	121	126
EBITDA (loss) from operations	(125)	(7)	(627)	5	105
Goodwill impairment charges (adjustments)	210	—	689	(2)	—
Stock-based compensation	6	—	19	16	17
Impairment charges and gain/loss on sale of assets	6	93	(1)	15	13
Restructuring costs	9	30	2	17	11
Acquisition, integration, and other special items	8	9	7	11	—
Foreign exchange (gain) loss	(8)	(4)	9	2	(1)
Site transformation costs	—	—	14	16	7
Pension settlement charges	—	—	—	3	9
Impacts from COVID-19 contract settlement	—	—	—	24	—
Fire loss contingency	—	—	—	9	—
Other adjustments	(1)	1	—	7	2
Adjusted EBITDA	$105	$122	$112	$123	$163
Favorable (unfavorable) FX impact					2
Adjusted EBITDA at constant currency					$161

*     Refer to Catalent's description of non-GAAP measures, including EBITDA from operations and Adjusted EBITDA as referenced above.

Catalent, Inc.
Reconciliation of Net Loss to Adjusted Net (Loss) Income*
(Unaudited; dollars in millions, except per share data)

	Three months ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024
Net loss	$(227)	$(110)	$(759)	$(206)	$(101)
Amortization (1)	34	35	34	33	34
Goodwill impairment charges (adjustments) (2)	210	—	689	(2)	—
Stock-based compensation	6	—	19	16	17
Impairment charges and gain/loss on sale of assets (3)	6	93	(1)	15	13
Restructuring costs (4)	9	30	2	17	11
Acquisition, integration, and other special items (5)	8	9	7	11	—
Foreign exchange (gain) loss	(8)	(4)	9	2	(1)
Site transformation costs (6)	—	—	14	16	7
Pension settlement charges (7)	—	—	—	3	9
Impacts from COVID-19 contract settlement (8)	—	—	—	24	—
Fire loss contingency (9)	—	—	—	9	—
Other adjustments (10)	—	—	(1)	7	1
Estimated tax effect of adjustments (11)	(12)	(83)	(21)	13	—
Discrete income tax benefit items (12)	(43)	31	(16)	(3)	—
Adjusted net (loss) income (ANI)	$(17)	$1	$(24)	$(45)	$(10)

Weighted average shares outstanding – basic	181				182
Weighted average shares outstanding – diluted	181				182

Earnings per share:
Net loss per share – basic	$(1.26)				$(0.56)
Net loss per share – diluted	$(1.26)				$(0.56)

ANI per share:
ANI (loss) per share – basic	$(0.09)				$(0.06)
ANI (loss) per share – diluted (13)	$(0.09)				$(0.06)

* Refer to Catalent's description of non-GAAP measures, including Adjusted Net Income (Loss) as referenced above.

(1)    Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)    Non-cash goodwill impairment charges during the three months ended March 31, 2023 were associated with the Company's Consumer Health reporting unit. Non-cash goodwill impairment charges during the three months ended September 30, 2023 were associated with the Company's Biomodalities and Consumer Health reporting units.

(3)    For the three months ended June 30, 2023, represents fixed asset impairment charges primarily associated with an idle facility in the Biologics segment. Impairment charges and gain/loss on sale of assets for the three months ended December 31, 2023 and for the three months ended March 31, 2024 includes fixed asset impairment charges associated with equipment for a product with significant decline demand in the Company's Biologics segment.

(4)    Restructuring costs represent employee and non-employee restructuring charges associated with Catalent's plans to reduce costs, consolidate facilities, and optimize its infrastructure across the organization.

(5)    Acquisition, integration and other special items include costs associated with its October 2022 acquisition of Metrics Contract Services.

(6)    Represents operational and engineering enhancements and costs related to a transformation program in our Biologics segment.

(7)    Represents the loss on settlement of a frozen domestic qualified pension plan.

(8)    For the three months ended December 31, 2023, represents one-time inventory charges for the settlement of a COVID-19 agreement where revenue from the settlement was deferred into future periods, a majority of which is expected within fiscal year 2024.

(9)    For the three months ended December 31, 2023, represents one-time loss contingency accruals for inventory and damages sustained from a fire at a facility in our Biologics segment.

(10)    For the three months ended December 31, 2023, primarily represents one-time charges of penalties and interest on a value-added tax settlement in Western Europe.

(11)    The tax effect of adjustments to Adjusted Net (Loss) Income is computed by applying the statutory tax rate in the jurisdictions to the income or expense items that are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.
(12)    Discrete period income tax expense items are unusual or infrequently occurring items, primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior-year tax position, deferred tax impact of changes in tax law, and purchase accounting.
(13)    For the three months ended March 31, 2024 and 2023, represents Adjusted Net (Loss) Income divided by the weighted average sum of fully diluted shares outstanding, which is equal to (a) the number of shares of common stock outstanding, plus (b) the number of shares of its common stock that would be issued assuming exercise or vesting of all potentially dilutive instruments. For the three months ended March 31, 2024 and 2023, the weighted average number of shares was 182 million and 181 million, respectively.

Catalent, Inc.
Reconciliation of Segment EBITDA to Net (Loss) Earnings
(Unaudited; dollars in millions, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Biologics Segment EBITDA	$49	$6	$136	$299
Pharma and Consumer Health Segment EBITDA	153	125	380	368
Sub-Total	$202	$131	$516	$667
Reconciling items to net loss
Unallocated costs (1)	(97)	(256)	(1,033)	(394)
Depreciation and amortization	(126)	(106)	(359)	(308)
Interest expense, net	(65)	(51)	(189)	(130)
Income tax expense	(15)	55	(1)	19
Net loss	$(101)	$(227)	$(1,066)	$(146)
(1)    Unallocated costs include restructuring and special items, stock-based compensation, impairment charges, gain on sale of subsidiary, certain other corporate directed costs, and other costs that are not allocated to the segments.

Catalent, Inc.
Calculation of Net Leverage Ratio
(Unaudited; dollars in millions)

	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024
Incremental Term Loan B-3, due 2028	$1,422	$1,418	$1,415	$1,411	$1,408
Incremental Term Loan B-4, due 2028	—	—	—	600	600
Revolving credit facility	550	500	585	—	—
Unamortized discount and debt issuance costs	(12)	(11)	(12)	(25)	(24)
Total Secured Debt	1,960	1,907	1,988	1,986	1,984
Senior Notes, due 2027, 5.000%	500	500	500	500	500
Senior Notes, due 2028 (EUR), 2.375%	895	904	872	910	893
Senior Notes, due 2029, 3.125%	550	550	550	550	550
Senior Notes due 2030, 3.500%	650	650	650	650	650
Finance Leases / Other	323	366	412	434	426
Unamortized discount and debt issuance costs	(29)	(28)	(26)	(25)	(23)
Total Unsecured Debt	2,889	2,942	2,958	3,019	2,996
Total Debt	4,849	4,849	4,946	5,005	4,980
Cash and Cash Equivalents	252	280	209	229	162
Total Net Debt	$4,597	$4,569	$4,737	$4,776	$4,818
Adjusted EBITDA
Q4 2022	358
Q1 2023	187	187
Q2 2023	283	283	283
Q3 2023	105	105	105	105
Q4 2023		122	122	122	122
Q1 2024			112	112	112
Q2 2024				123	123
Q3 2024					163
LTM Adjusted EBITDA	$933	$697	$622	$462	$520
First Lien Debt / Adj. EBITDA	2.2x	2.9x	3.5x	4.8x	4.4x
Net Debt / Adj. EBITDA	4.9x	6.6x	7.6x	10.3x	9.3x